SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: November 19, 2004
(Date of Earliest Event Reported)

TARRAGON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-8003	94-2432628
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File No.)	Identification No.)

1775 Broadway, 23rd Floor
New York, New York 10019
(Address of principal executive offices)

212-949-5000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

     See Item 3.02 below to which reference is made for the sale of $12,000,000 in aggregate principal amount of 8% Senior Convertible Notes Due September 16, 2009.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

     See Item 3.02 below to which reference is made for the sale of $12,000,000 in aggregate principal amount of 8% Senior Convertible Notes Due September 16, 2009.

Item 3.02. Unregistered Sales of Equity Securities.

     On November 19, 2004, Tarragon Corporation (“Tarragon” or the “Issuer”) completed the sale of $12,000,000 in aggregate principal amount of 8% Senior Convertible Notes Due September 16, 2009 (the “Notes”) to Lazard, Frères & Co., LLC (“Lazard”) as the Initial Purchaser under a Purchase Agreement dated November 16, 2004 (the “Purchase Agreement”). The Notes were resold by Lazard to persons reasonably believed to be “Qualified Institutional Buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)]. Such Purchase Agreement is a “follow-on” offering of Notes originally sold September 16, 2004, to Qualified Institutional Buyers pursuant to Rule 144A under the Securities Act. The Notes subject to the Purchase Agreement will be treated as a single class with the $50,000,000 in aggregate principal amount in identical notes previously sold. The Notes are general, unsecured obligations of Tarragon, bear interest at the rate of 8% per annum, and are convertible into Tarragon Common Stock at an initial conversion rate of 54.4662 shares per $1,000 in principal amount of Notes (equal to a conversion price of $18.36 per share of Tarragon Common Stock), subject to adjustment in certain instances.

     If the full original principal amount of Notes of $12,000,000 is converted (as of the date of issuance), it would add up to 653,594 shares of Common Stock to the 15,377,760 outstanding Tarragon shares of Common Stock at September 30, 2004. Such additional prospective conversion amount of 653,594 shares added together with the 2,723,312 possible conversion shares of Common Stock if the $50,000,000 in principal amount of Notes was also converted, for a total of 3,376,906 conversion shares to be added to the current outstanding which would then be increased to 18,754,666 shares, or approximately 18.01% of the then issued and outstanding shares of Common Stock of Tarragon.

     Prior to September 16, 2007, all Notes (the $12,000,000 in aggregate principal amount and $50,000,000 in aggregate principal amount) are not redeemable, but after that date until maturity, Tarragon has the right, but not the obligation, upon certain notice to redeem Notes (in whole or in part) for cash at a redemption price of $1,000 in principal amount of Notes plus accrued and unpaid interest if the closing price of Tarragon’s Common Stock equals or exceeds 150% of the then applicable conversion price for 20 out of 30 consecutive trading days. The Notes may also be subject to a “put” option by the holders if a fundamental change occurs. The $12,000,000 in aggregate principal amount of Notes have been sold pursuant to and in reliance upon Rule 144, and are subject to certain registration rights as are the initial $50,000,000 in aggregate principal amount of notes sold on September 16, 2004.

Item 7.01. Regulation FD Disclosure.

     On November 19, 2004, Tarragon issued a Press Release announcing the completion of the private placement of $12,000,000 in aggregate principal amount of 8% Senior Convertible Notes Due September 16, 2009. A copy of the Press Release is attached hereto as Exhibit “99.1.”

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

     The following is filed herewith as an exhibit or incorporated by referenced as indicated below:

Exhibit
Designation	Description of Exhibit

99.1*	Press Release dated November 19, 2004.

*Filed herewith.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2004	TARRAGON CORPORATION
	By:	/s/ Erin D. Pickens
Erin D. Pickens, Executive Vice
President and Chief Financial Officer